Exhibit 4.4

FORM OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES 1 MANDATORY EXCHANGEABLE PREFERRED STOCK

OF

EXPEDIA, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Expedia, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock, par value $0.001 per share, of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series 1 Mandatory Exchangeable Preferred Stock” (the “Series 1 Preferred Stock”). The number of shares of Series 1 Preferred Stock shall be 1,600,000.

Section 2. Rank. All shares of Series 1 Preferred Stock shall rank as to distributions of assets upon liquidation, dissolutions or winding up of the Corporation, whether voluntary or involuntary (a) prior to all of the now or hereafter issued classes of common stock of the Corporation, (b) pari passu with the Series 2 Mandatory Exchangeable Preferred Stock of the Corporation and (c) junior to all other series of preferred stock of the Corporation.

Section 3. Dividends. The Holders of Series 1 Preferred Stock shall not be entitled to receive any dividends.

Section 4. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series 1 Preferred Stock unless, prior thereto, the holders of shares of Series 1 Preferred Stock shall have received $1.00 per share, or (b) to the holders of shares of stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series 1 Preferred Stock, except distributions made ratably on the Series 1 Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Section 5. Voting Rights. Holders of Series 1 Preferred Stock shall not have any voting rights by virtue of their ownership of any shares of Series 1 Preferred Stock except as set forth herein or as otherwise from time to time may be required by law.

Section 6. Preemptive Rights. Shares of Series 1 Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

Section 7. Mandatory Exchange. Immediately following the filing with the Secretary of State of the State of Delaware and effectiveness of the Reclassification Amendment (as defined below), each outstanding one one hundredth (1/100) of a share of Series 1 Preferred Stock shall be redeemed by the Corporation and shall exchange automatically and without notice into one share of common stock, $0.001 par value per share, of TripAdvisor, Inc., a Delaware corporation. For purposes of this Section 7, “Reclassification Amendment” means an amendment to the Certificate of Incorporation of the Corporation that provides for each one (1) share of common stock, $0.001 par value, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the time the amendment becomes effective, to be automatically reclassified as and changed (without any further act) into (a) one (1) share of common stock, $0.0001 par value, of the Corporation and (b) one one hundredth (1/100) of a share of Series 1 Preferred Stock.

Section 8. Status of Acquired Shares. Shares of Series 1 Preferred Stock redeemed by the Corporation or otherwise cancelled or acquired by the Corporation will be restored to the status of authorized and unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series 1 Preferred Stock.

Section 9. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

Section 10. Effectiveness. This Certificate of Designations shall become effective at              on             , 2011.

IN WITNESS WHEREOF, Expedia, Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on             , 2011.

EXPEDIA, INC.

By:
Name:
Title:

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